Exhibit 10.1
TECUMSEH PRODUCTS COMPANY
LONG-TERM INCENTIVE CASH AWARD PLAN

AWARD AGREEMENT
FOR
PHANTOM SHARES AND CASH PERFORMANCE AWARD

This Award Agreement (including any Addendum to it), dated as of March 25, 2013, is entered into by and between Tecumseh Products Company, a Michigan corporation (the “Company”), acting through the Committee as the Plan’s Administrator, and [specify Employee’s name] (the “Employee”, who will be a “Holder” under this Award Agreement). Capitalized terms have the meanings defined herein or as defined in the Plan, as applicable.
1.    Incorporation of Plan. This Award, is granted as of March 25, 2013 (the “Grant Date”), pursuant to and subject to all of the terms and conditions of the Tecumseh Products Company Long-Term Incentive Cash Award Plan, effective as of January 1, 2008, and as may be amended from time to time (the “Plan”), the provisions of which are incorporated in full by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the express terms of the Plan. If there is any conflict or inconsistency between the provisions of this Award Agreement and the Plan, the Plan will control.
2.    Cash Performance Award. The Company designates the Employee as a Senior Management Employee.
(a)    Amount of Cash Performance Award. The Company grants the Employee an initial cash Performance Award opportunity of $[specify amount of cash Performance Award opportunity from paragraph A(1) of the Addendum], as specified in the Addendum to this Award Agreement, and subject to any adjustment as provided in the Addendum to this Award Agreement, i.e., the actual amount of the cash Performance Award the Employee may ultimately receive will be determined according to the rules specified in the Addendum to this Award Agreement (the “Cash Performance Award”).
(b)    Determined Vesting Date. Subject to adjustment as to the actual amount of the Cash Performance Award, and subject to Section 2(c), below, the Cash Performance Award will vest on the date that is determined under the Addendum to this Award Agreement (the “Vesting Date”); provided, however, that nothing in this Section 2(b) amends or otherwise modifies Sections 9.6 or 9.7 of the Plan.
(c)    Failure to Vest in the Event of a Termination of Employment. In the event a Termination of Employment of the Employee for any reason occurs prior to the Vesting Date, the entire unvested portion of the Cash Performance Award will automatically and immediately terminate and will not vest in favor of the Employee.

(d)    Payment. Between January 1 and March 15 of the calendar year in which the Vesting Date occurs for the Employee’s Cash Performance Award, but no earlier than such Vesting Date, the Company will pay to the Employee a lump sum cash amount equal to the realized amount of the Cash Performance Award as determined pursuant to the Addendum to this Award Agreement.
3.    Phantom Shares Award.
(a)    Phantom Shares Awarded. The Company grants the Employee an initial Award opportunity of [specify number of Phantom Shares from paragraph A(2) of the Addendum] Phantom Shares, as specified in the Addendum to this Award Agreement, and subject to any adjustment as provided in the Addendum to this Award Agreement, i.e., the actual number of the Phantom Shares the Employee may ultimately receive will be determined according to the rules specified in the Addendum to this Award Agreement. Each Phantom Share represents a notional share of the Company’s Class A Common Stock and will be used as the basis for computing the amount of a cash payment to which the Employee will be entitled in accordance with the terms of the Plan and this Award Agreement. This Award of Phantom Shares confers only such rights as specified in the Plan and in this Award Agreement. The Employee will not, as a consequence of this Award of Phantom Shares, be a shareholder under the Articles of Incorporation or Bylaws of the Company or under applicable law; this Award does not entitle the Employee to any ownership interest in any actual shares of Class A Stock.
(b)    Vesting Dates. Subject to adjustment as to the actual number of Phantom Shares that will vest, as provided for in the Addendum to this Award Agreement, and subject to Section 3(c), below, the Phantom Shares will vest on the following dates (each of which is a “Vesting Date”):

(i)	one-third of the Phantom Shares will vest on the date that is determined under the Addendum to this Award Agreement;

(ii)	one-half of the balance of the Phantom Shares will vest on December 31, 2014; and

(iii)	the remaining balance of the Phantom Shares will vest on December 31, 2015;
provided, however, that nothing in this Section 3(b) amends or otherwise modifies Sections 9.6 or 9.7 of the Plan.
(c)    Failure to Vest in the Event of a Termination of Employment. In the event a Termination of Employment of the Employee for any reason occurs prior to a Vesting Date, the unvested portion of the Phantom Shares Award will automatically and immediately terminate and will not vest in favor of the Employee, and the vested portion of the Phantom Shares Award will continue in effect according to terms of this Award Agreement.

(d)    Payment.

(i)
For the Phantom Shares that vest under Section 3(b)(i) above, between January 1 and March 15 of the calendar year in which the Vesting Date occurs for such Phantom Shares occurs, but no earlier than such Vesting Date, the Company will pay to the Employee a lump sum cash amount equal to:

(A)	the Fair Market Value of one share of Class A Stock on the Vesting Date; times

(B)	the number of Phantom Shares that vested on the Vesting Date, as determined pursuant to the Addendum to this Award Agreement.

(ii)
For the each of the Phantom Shares that vest under Section 3(b)(ii) and (iii) above, between January 1 and March 15 of the calendar year next following the applicable Vesting Date for the Employee’s Phantom Shares, the Company will pay to the Employee a lump sum cash amount equal to:

(A)	the Fair Market Value of one share of Class A Stock on the Vesting Date; times

(B)	the number of Phantom Shares that vested on the Vesting Date, as determined pursuant to the Addendum to this Award Agreement.
4.    Tax Withholding Obligation. The applicable tax withholding obligations in connection with any payment made to the Employee under this Award will be satisfied by the Company withholding from any payment to the Employee cash sufficient to satisfy the withholding obligation.
5.    General Provisions.
(a)    Employee is Unsecured General Creditor. The Employee and the Employee’s beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company or any of the Company’s affiliates, nor of any entity for which the Company or any affiliate of the Company provides services. Assets of the Company or such other entities shall not be held under any trust for the benefit of the Employee or the Employee’s estate, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Award Agreement and the Plan. Any and all of the Company’s and such other entities’ assets shall be, and remain, the general unrestricted assets of the Company or such other entities. The Company’s sole obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay the Employee in the future, subject to the conditions and provisions of this Award Agreement and the Plan.

(b)    Nonassignability. The Employee’s rights and interests under this Award may not be assigned or transferred other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO. As provided in Plan Section 9.1(b), no part of the amounts payable under this Award will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Employee or any other person, or be transferable by operation of law in the event of the Employee’s or any other person’s bankruptcy or insolvency.
(c)    No Right to Continued Employment. In consideration of the grant of Awards under this Award Agreement, Employee agrees to remain in the employ of the Company or any Subsidiary for a period ending on the earliest applicable Vesting Date. The adoption and maintenance of the Plan and the grant of this Award to the Employee under this Award Agreement will not be deemed to constitute a contract of employment between the Company, or any affiliate of the Company, and the Employee, or to be a condition of the employment of the Employee. The Plan and the Award granted under this Award Agreement will not confer on the Employee any right with respect to continued employment by the Company or an affiliate of the Company, nor shall they interfere in any way with the right of the Company or an affiliate of the Company to terminate the employment of the Employee at any time, and for any reason, with or without cause, it being acknowledged, unless expressly provided otherwise in writing, that the employment of the Employee is “at will.”
6.    Code Section 409A. Notwithstanding anything in the Plan or in this Award Agreement to the contrary, this Award Agreement and the corresponding terms of the Plan are intended to be interpreted and operated so that the payments set forth in this Award Agreement will be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that in no event will the Company or any of its affiliates be liable to the Employee for or with respect to any taxes, penalties or interest that may be imposed upon the Employee pursuant to Code Section 409A. The Employee acknowledges that he or she has been advised to seek the advice of a tax advisor with respect to the tax consequences to the Employee of all payments that may be made pursuant to this Award Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable state tax law. The Employee agrees to bear the entire risk of any such adverse federal and state tax consequences and penalty taxes in the event that any provision of this Award Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the Employee relating to the tax treatment of any provision of this Award Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws.
7.    Waiver and Release. In consideration of receiving the benefits granted by this Award Agreement, and except for the awards previously granted to the Employee under the Company’s Annual Incentive and Long-Term Incentive Cash Award Plans, the Employee hereby waives, and releases the Company from, any and all liabilities and obligations of the Company under, (i) any severance, change of control, retention or other similar arrangements or agreements, and (ii) any provisions of any term sheet, offer letter, employment agreement or any other document, agreement or arrangement relating to incentive or bonus compensation.

8.    Acknowledgment of Employee. The Employee accepts and agrees to the terms of the Award as described in this Award Agreement and in the Plan, acknowledges receipt of a copy of this Award Agreement and the Plan, and acknowledges that he or she has read all these documents carefully and understands their contents, and that he or she has been given the opportunity to consult with his or her personal legal and tax counsel with respect to this Award Agreement and the Plan.

IN WITNESS WHEREOF, this Award Agreement is duly authorized by the Company and entered into between the Company and the Employee as of the day and year first above written.
EMPLOYEE:

Printed Name:
Date:

TECUMSEH PRODUCTS COMPANY:
By:
Printed Name:
Title:
Date:

ADDENDUM TO THE AWARD AGREEMENT FOR
PHANTOM SHARES AND CASH PERFORMANCE AWARD

This Addendum is a part of the Award Agreement dated as of March 25 2013, and made to [specify the Employee’s name] (the “Employee”) by Tecumseh Products Company (the “Company”) pursuant to the Tecumseh Products Company Long-Term Incentive Cash Award Plan. This Addendum specifies the total Award opportunity made under the Award Agreement with respect to the period January 1, 2013 through December 31, 2013 (the “Performance Period”), and it provides the rules for the determination of actual cash amount of the Cash Performance Award and the actual amount of Phantom Shares that may be realized by the Employee.

A.    Total Award Opportunity. Subject to paragraph D, the initial total Award opportunity for the Employee is $[specify amount], which amount is sum of of:

(1)    a Cash Performance Award opportunity of $[specify amount], which amount is [specify percentage]% of the Employee’s base salary (“Cash Performance Award Opportunity”); and

(2)    a Phantom Shares Award opportunity of [specify number of phantom shares] Phantom Shares, which amount is equal to $[specify amount], and which dollar value amount is [specify percentage]% of the Employee’s base salary, based on the Fair Market Value of the Company’s Class A Stock on the Grant Date (“Phantom Shares Award Opportunity”).

B.    Performance Target. The Company’s “Performance Target” for the Performance Period is Adjusted ROC of -1.0%.

C.    Method to Determine the Adjusted ROC. “Adjusted ROC” represents the adjusted return on total capital for the Company, determined as follows for the Performance Period: Income or Loss From Continuing Operations Before Taxes ÷ Total Capital.

“Income or Loss From Continuing Operations Before Taxes” means: Income (loss) from continuing operations before taxes, determined in accordance with the Company’s consolidated financial statements and GAAP, excluding, without duplication, to the extent included in such income (loss) (1) expense relating to Award Agreements under the Plan, (2) non-recurring income and expenses, at the discretion of the Committee, (3) gains and losses on fixed asset disposals, (4) foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Committee, and (5) settlements related to antitrust litigation, excluding legal fees incurred in connection with antitrust matters.

“Total Capital” means the sum of: Average Long-Term Debt – Average Cash + Average Equity.

“Average Cash” means: The average of the amounts shown as cash and cash equivalents on the Company’s balance sheet as of December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, determined in accordance with GAAP, excluding any foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Committee.

“Average Long-Term Debt” means: The average of the amounts shown as long-term debt on the Company’s balance sheet as of December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, determined in accordance with GAAP.

“Average Equity” means: The average of the amounts shown as stockholders’ equity on the Company’s balance sheet as of December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, determined in accordance with GAAP.

“GAAP” as used in this Addendum means United States Generally Accepted Accounting Principles, as applied in the Company’s audited financial statements.

D.    Determination of Actual Award Amount; Determination Date for Initial Vesting. The Employee’s actual Award amount will be determined on the date the Committee meets and determines the Adjusted ROC for the Performance Period, and such meeting and determination will occur on a date between January 1 and March 1 in the calendar year next following the December 31 end date of the Performance Period (the “Determination Date”), and the Determination Date will be the Vesting Date for the Cash Performance Award and the Determination Date will be the initial Vesting Date for the Phantom Shares Award. Once the Committee determines the Adjusted ROC, the Committee will, on the Determination Date, determine the Employee’s actual Award amount as follows:

(1)    Adjusted ROC Equals or Exceeds -4.9%. If the Adjusted ROC is equal to ‑4.9%, then 25% of the Employee’s Cash Performance Award Opportunity and 25% of the Employee’s Phantom Shares Award Opportunity will be available. If the Adjusted ROC exceeds -4.9%, then the 25% Cash Performance Award Opportunity and the 25% Phantom Shares Award Opportunity will each be increased by 1.25% for every 0.195% increase in Adjusted ROC (using linear interpolation for increases in Adjusted ROC that are not exactly in 0.195% increments) up to a maximum Adjusted ROC of 2.9%. In such event, the maximum increase of the Cash Performance Award Opportunity and the Phantom Shares Award Opportunity shall be 50%, for a maximum Cash Performance Award Opportunity and Phantom Shares Award Opportunity under this provision of 75% of the Cash Performance Award Opportunity and Phantom Shares Award Opportunity (or 150% of 50% of the opportunity). Adjusted ROC shall be determined to the nearest 0.01%, and the calculated percentage increase in the Cash Performance Award Opportunity and the Phantom Shares Award Opportunity will be rounded down to the nearest whole number.

(2)    Adjusted ROC Less Than -4.9%. If the Adjusted ROC is less than -4.9%, then, except as otherwise provided in paragraph D.(3) below, 0% of the Employee’s Cash Performance Award Opportunity and 0% of the Employee’s Phantom Shares Award Opportunity will be realized by the Employee as the actual Award amount or otherwise vest in favor of the Employee; i.e., no amounts will be payable to the Employee under the Award Agreement, except as otherwise provided in paragraph D(3) below.

(3)    Discretionary Award. Notwithstanding, and in addition to, any other provision of this paragraph D, the Committee, in the exercise of its sole discretion on the Determination Date (based on a subjective evaluation of the Employee’s individual performance and the Company’s corporate performance in achieving certain specific objectives during 2013 with such evaluation conducted after the end of the year by the Committee, for the Chief Executive Officer and other named executive officers in the Company’s proxy statement, after the Company’s Chief Executive Officer presents his evaluation to the Committee of each such executive officer, which includes a review of each officer’s contributions and performance over the past year, strengths, opportunities for improvement, development plans, and succession potential), may grant the Employee between 0% and 50% of the Employee’s Cash Performance Award Opportunity and between 0% and 50% of the Employee’s Phantom Shares Award Opportunity.

The determined Cash Performance Award Opportunity for the Employee will be realized and vest on the applicable Vesting Date. The determined Phantom Shares Award Opportunity will vest as provided Section 3(b) of the Award Agreement, using the Determination Date as the initial Vesting Date.